                                                                    Exhibit 4.14


This Supply Agreement ("Agreement") is between Nortel Networks Limited, a Canadian corporation, and Nortel Networks de Mexico, S.A. de C.V., a Mexican corporation (collectively, "Nortel Networks"), and Operadora Unefon, S.A. de C.V., a Mexican corporation ("Customer" and, together with Nortel Networks, the "Parties"), and is dated as of June 16, 2003.

                                    RECITALS:

       WHEREAS, the Secretaria de Comunicaciones y Transportes of Mexico granted to Customer a license to install, operate and exploit a public telecommunications network authorizing Customer to provide, among other telecommunications services, wireless PCS telephone services, together with other licenses to use, develop and exploit radio spectrum frequencies to provide such telephone service by means of a digital wireless PCS telephone network (the "Network"), serving each of the nine telecommunication regions of Mexico; and

       WHEREAS, the Parties desire to provide for Nortel Networks to supply Products and Services in connection with the Network, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.     Definitions
       -----------

       1.1 "Provisional Acceptance Tests" means Nortel Networks' applicable standard test and verification procedures for the Products or the Services (or any portion thereof), as further described in Exhibit C hereto.

       1.2 "Business Day" means any day other than Saturday or Sunday or a day that is a public holiday in Mexico.

       1.3 "Affiliate" means, with respect to any Party, any corporation, partnership, joint venture or other entity of whatever nature that controls, is controlled by or is under common control with such Party, whether through ownership of voting securities or otherwise.

       1.4 "Force Majeure Event" means the occurrence of fire, casualty, explosion, lightning, accident, strike, lockout, labor unrest, labor dispute (whether or not, in respect of the foregoing labor-related matters, the affected Party is in a position to settle the matter), war (declared or undeclared), armed conflict, civil disturbance, riot, Act of God, delay of common carrier, the enactment, issuance, or application of any law, local by-law, regulation, or executive, administrative, or judicial order, acts (including delay or failure to act) of any governmental authority, or any other similar occurrence beyond the reasonable control of the affected Party.

       1.5 "Furnish-only" means Products which Customer is responsible for installing.

       1.6    "Hardware" means a Nortel Networks machine or component.

       1.7 "In-Service" means the date on which the earlier of the following conditions occurs: (i) the Products are providing communications services to Customer or its customers, (ii) Customer places the Products into commercial service notwithstanding that there are service affecting deficiencies, or (iii) all deficiencies, other than non-service affecting deficiencies, have been cured.

       1.8 "Local Nortel Networks Affiliate" means Nortel Networks de Mexico, S.A. de C.V.

       1.9 "Products" means any Hardware, Software or Third Party Vendor Items provided under this Agreement.

       1.10 "Restructuring Agreement" means the Restructuring Agreement, dated as of June 16, 2003, entered into among the Parties hereto and Codisco Investments LLC.

       1.11 "Services" means the activities to be undertaken by Nortel Networks pursuant to an Order, including but not limited to, engineering, maintenance, installation, implementation, design, consulting, business planning, network planning and analysis.

       1.12 "Site" means a location designated by Customer at which the Products are to be installed and the Services are to be performed.

       1.13 "Software" means computer programs in object code form or firmware which is owned or licensed by Nortel Networks, its parent or one of its subsidiaries or affiliates, and is copyrighted and licensed, not sold. Software consists of machine-readable instructions, its components, data, audio-visual content (such as images, text, recordings or pictures) and related licensed materials including all whole or partial copies.

       1.14 "Specifications" means, with respect to Products and/or Services, the technical specifications set forth in Exhibit E which describe or explain the standard functional capabilities, performance parameters and/or requirements for such Products and/or Services.

       1.15 "Statement of Work" is a document which describes the deliverables, estimated timelines, assumptions, responsibility matrix, and other relevant terms specific to a project and an Order. A Statement of Work shall be governed by the terms and conditions of, and constitute a part of, this Agreement. The guidelines for developing such Statements of Work are attached as Exhibit D hereto.

       1.16 "Taxes" means all federal, state, local, foreign, gross income, gross receipts, sales, use, value added, stamp, levies, customs duties, franchise, withholding, excise, real or personal property taxes, registration charges and all other similar taxes, except for any taxes computed upon the net income of Nortel Networks.

       1.17 "Term" means five (5) years, commencing on the Closing Date (as defined in the Restructuring Agreement). The Term may be extended by written agreement between the Parties.

       1.18 "Third Party Vendor Items" includes "Third Party Hardware" and "Third Party Software" and means any non-Nortel Networks hardware and/or software supplied to Customer under this Agreement.

       1.19 "Site Equipment List" means the complete list of Products and installation materials, if applicable, to be delivered by Nortel Networks to a Site to perform an Order with respect to that Site.

       1.20   "days" means calendar days, unless otherwise specified.

2.     Scope of Work; Orders; Change Orders
       ------------------------------------

       2.1 On the terms and subject to the conditions set forth herein, over the Term of this Agreement, the Operator agrees to purchase from the Vendor, and the Vendor agrees to sell, supply and deliver to the Operator, the Products and Services described in this Agreement. Each Party shall comply with its obligations as set forth in Exhibit H - Responsibility Matrix. All Services to be provided in Mexico, including but not limited to the installation and the supervision of the installation process, shall be the sole responsibility of the Local Nortel Networks Affiliate.

       2.2 Customer may acquire Products or Services by issuing a written purchase order, signed by an authorized representative ("Orders"). All Orders shall reference this Agreement and specify the quantity and price of Products requested, the Nortel Networks quotation or proposal number, billing instructions, installation location, requested delivery dates, identification of any Services being ordered, requested commencement date for Services, any Statement of Work, and any other special instructions. All Orders will be governed by and cannot alter the terms and conditions of this Agreement. In order to be valid, all Orders must be accepted by Nortel Networks through a written or electronic communication. Nortel Networks reserves the right to charge a fee for cancellations of Orders for Products in accordance with the following table:

              Days prior to shipment                   Cancellation Fee
              ---------------------                    ----------------
              51 days or more                          No cancellation fee
              36-50 days                               10% of price of the Order
              21-35 days                               15% of price of the Order
              20 days or less                          20% of price of the Order

              Customer shall not cancel an Order after shipment.

              A Statement of Work and any other items which may be necessary for the performance of Nortel Networks' obligations hereunder shall be mutually agreed upon between the Parties and included as exhibits to the Order. Such exhibits shall be deemed incorporated into this Agreement by this reference.

       2.3 Customer hereby irrevocably agrees to a US$100,000,000 (one hundred million United States dollars) purchase volume commitment of Nortel Networks' Products and Services during the Term hereof. Furthermore, during the Term hereof Customer shall have an annual target volume of US$40,000,000 (forty million United States dollars) of Nortel Networks' Products and Services with a minimum of US$20,000,000 (twenty million United States dollars), unless Customer has already met the purchase volume commitment of US$100,000,000 (one hundred million United States dollars).

       2.4 The prices reflected in each Order shall be determined in accordance with Exhibit A and are based on the delivery and performance schedules as outlined in the Statement of Work and specifications incorporated in such Order. Any changes to this Agreement or an Order initiated by Customer or Nortel Networks after the Closing Date resulting in adjustments to process, job schedule, contract price or other requirements thereof may be cause for adjustment by Nortel Networks to the prices and to the relevant delivery and performance schedules set forth therein, as further provided in Exhibit B hereto. Any such adjustment shall be detailed in a change order, a form of which is attached to Exhibit B ("Change Order"). If the Change Order affects any Products for which Nortel Networks has commenced manufacturing or has shipped or any Services for which Nortel Networks has commenced performance, the adjustment of the price shall include reasonable, documented charges incurred by Nortel Networks related thereto. No such changes shall be performed until a Change Order has been executed by authorized representatives of the Parties. The Parties shall appoint their authorized representatives to execute such Change Order.

3. [Intentionally left blank]

4.     Licensed Use of Software
       ------------------------

       4.1. Upon delivery of the Software but subject to payment by Customer of the annual Software subscription fees set forth in Exhibit A (the "Annual Software Subscription Fees"), Nortel Networks grants Customer a non-exclusive license to use a copy of the standard then-current MTX Software base load with all optional features, NBSS (BSC) Software base load with all optional features (exclusive of any regulatory features made generally available after MTX-11), BTS features (including, but not limited to, 1XRTT voice and data features), any future capacity enhancements to the CDMA elements (including, but not limited to, SMV, EVDO, and EVDV) with the Hardware.

              Also, in consideration for, and conditional upon, the payment by Customer of the annual Software fee for the PDSN set forth in Exhibit A (based upon number of active SSC-II cards and including home agent and foreign agent), Nortel Networks grants Customer a non-exclusive license to use a copy of the standard then-current PDSN Software base load with all optional features (exclusive of the optional IP services described in Exhibit A).

              With respect to all current Nortel Networks Products in Customer's network as of the Closing Date and Products purchased by Customer hereunder and included in Exhibit A, excluding CDMA Products described above and Enterprise Products, the price of the Software upgrades and features will be no more than US$300,000 per year in the aggregate. For the avoidance of doubt, the Parties agree that
              Section 1.1.1, item 12 of Exhibit F (ESSP) provides for some Software upgrades at no additional charge.

              Prior to the expiration of the Term, the Parties shall mutually agree as to the applicable Annual Software Subscription Fees Customer shall pay for its right to use such Software after such expiration.

              To the extent Software is furnished for use with designated Products or Customer furnished Equipment ("CFE"), Customer is granted a non-exclusive license to use Software only on such Products or CFE, as applicable. Software contains trade secrets and Customer agrees to treat Software as Information (as defined in Section 10).

              Nortel Networks shall upgrade Customer's existing network to MTX-10. The project plan for the MTX-10 upgrade will be reasonably agreed between the Parties within one week of the Closing Date.

       4.2 Customer will ensure that anyone who uses the Software does so only in compliance with the terms of this Agreement. Customer shall not: (a) use, copy, modify, transfer or distribute the Software except as expressly authorized; (b) reverse assemble, reverse compile, reverse engineer or otherwise translate the Software; (c) create derivative works or modifications unless expressly authorized; or (d) sublicense, rent or lease the Software. Licensors of intellectual property to Nortel Networks are beneficiaries of this provision. Upon termination or breach of the license by Customer or in the event the designated Product or CFE is no longer in use in Customer's network, this license terminates and Customer will promptly return the Software to Nortel Networks or certify its destruction. Nortel Networks may audit by remote polling or other reasonable means to determine Customer's Software activation or usage levels.

       4.3 With respect to Third Party Software, Customer agrees to abide by the terms provided by Nortel Networks with respect to any such software. Customer further agrees that the terms contained in any Nortel Networks or third party "shrink wrap" or "click" licenses shall govern the use of such software. If Nortel Networks and Customer agree that delivery of Software is to be made electronically via File Transfer Protocol, then delivery of such Software by Nortel Networks shall be deemed to have taken place at such time as the Software is loaded onto a network server, as designated by Nortel Networks, and Customer has been provided with appropriate instructions and passwords to enable Customer to begin use of such Software.

5.     Charges, Payment and Taxes
       --------------------------

       5.1    (a)    The contract  price for the  Products and Services  will be set forth in Exhibit A hereto. For Products and Services not included in Exhibit A, the Parties will mutually agree on a customary and reasonable price for such Products and Services. Unless otherwise agreed by the Parties in an Order, all prices are in U.S. dollars, DDP (VAT not included) Site or Customer warehouse (as the case may be based upon Customer's designation), Incoterms 2000. All prices are applicable solely in Mexico. In the event there is a change in the applicable importation taxes, such change will be reflected as a price adjustment.

              (b)    With  respect  to Orders  for  Products  for  which  Nortel
                     Networks is providing installation and commissioning Services, such Orders shall be invoiced as follows: (i) fifteen percent (15%) upon acceptance of the Order; (ii) fifty five percent (55%) upon shipment; (iii) twenty percent (20%) upon Provisional Acceptance; and (iv) ten percent (10%) upon Final Acceptance. With respect to the payment milestones described in (ii), (iii) and (iv) above, Nortel Networks shall submit pro-forma invoices to Customer ten (10) days prior to each of the payment milestones described above. Customer will have three Business Days to accept or reject the pro-forma invoice. Invoices for Products shall be paid by Customer within three (3) Business Days of receiving the definitive invoice. Invoices may not be issued with respect to more than one Order or for more than one payment milestone.

              (c) With respect to Orders for Furnish-Only Products, such Orders shall be invoiced one hundred percent (100%) five
                     (5) days before shipment. Invoices for Products shall be paid by Customer within thirty (30) days of shipment. Nortel Networks shall deliver to Customer a copy of the bill of lading or airway bill within ten (10) days of shipment.

              (d) Nortel Networks shall invoice Customer thirty percent (30%) of the price of Services other than the extended warranty and support Services described in Exhibit F (ESSP) in advance, and seventy percent (70%) upon completion. Invoices for Services shall be paid by Customer within three (3) Business Days of the invoice receipt.

              (e) No later than June 30 of every year during the Term, Customer shall issue an Order for the Annual Software Subscription Fees and the Extended Services and Support Services as set forth in Exhibit A, based on the number of Active Subscribers in the network as of June 20 of that year. Such Software and Services shall be invoiced by Nortel Networks in advance as follows: five (5) monthly installments of US$175,000 starting July 1, 2003, one monthly installment of US$2,702,000 in December 1, 2003, and semi-annually thereafter starting June 1, 2004. Invoices shall be paid by Customer within three (3) Business Days from date of receipt of invoice. Nortel Networks shall have the right to audit the number of Active Subscribers and Customer shall give reasonable cooperation to Nortel Networks to carry out such audit.

                     As used in this Sub-Section (e), "Active Subscribers" means those subscribers listed in the HLR, minus those that have zero balance and cannot make outbound calls.

              (f) Customer shall pay interest on any late payments at the rate of twelve percent (12%) per annum (1 % per month) or the lesser rate permitted by law. Any such interest shall be invoiced to Customer by the Nortel Networks entity to which such interest is owed.

              (g) Charges for Software not included in the Annual Software Subscription Fees may be based on extent of use authorized as specified in this Agreement. Customer agrees to pay the charges applicable for any activation or usage beyond the authorized level.

              (h) Invoices for Products shall be issued by Nortel Networks Limited and invoices for Services shall be issued by the Local Nortel Networks Affiliate. All invoices shall be denominated in United States dollars. Invoices issued by the Local Nortel Networks Affiliate may be paid by Customer in United States dollars or in Mexican pesos, at Customer's option, at the exchange rate published by the Bank of Mexico on the date of actual payment.

       5.2 Customer shall be the importer of record and shall promptly pay directly to the applicable government authority the Mexican Value Added Tax so as to enable Nortel Networks to carry out the importation of the Products into Mexico on Customer's behalf. Within two weeks of the Closing Date, the Parties shall mutually agree on a process for achieving on time customs clearance. Nortel Networks shall be responsible for obtaining all export licenses and/or complying with other laws applicable to the exportation from the country of origin, transshipment if required and importation into Mexico of all Products. Nortel Networks shall also be responsible for obtaining any import licenses and/or other governmental approvals for the importation of the Products into Mexico.

       5.3 If withholding of any Tax is required in respect of any payment by Customer to Nortel Networks hereunder, Customer shall (i) withhold the appropriate amount from such payment, (ii) pay such amount to the relevant authorities in accordance with applicable law, and
              (iii) pay Nortel Networks an additional amount such that the net amount received by Nortel Networks is the amount Nortel Networks would have received in the absence of such withholding.

       5.4 Customer consents without qualification to the sale and/or assignment of account receivables, in whole or in part, including all or any part of any associated rights, remedies, and obligations, by Nortel Networks without further notice, and authorizes the disclosure of this Agreement as necessary to facilitate such sale.

       5.5 Nortel Networks reserves the right to reject an Order at Nortel Networks' sole discretion, or to withhold shipment of the Products or performance of the Services, or any portion thereof, if: (i) Customer is in default of its payment obligations hereunder, (ii) if Customer is in material breach of its obligations under this Agreement; or (iii) if Customer falls under any of the situations described in Sub-Sections 16.1(i) through (iv) hereof, and all relevant dates for completion shall be adjusted accordingly.

       5.6 Customer hereby irrevocably waives, to the fullest extent permitted by law, the right to dispute any invoice submitted by Nortel Networks hereunder, if such invoice is not disputed within thirty (30) days from invoice receipt. Such dispute must be resolved within ninety (90) days from the invoice date. Payment of any disputed amounts is due and payable within three (3) Business Days of the date of resolution. If the Parties discover that Customer has overpaid Nortel Networks, Nortel Networks shall return such excess amounts to Customer within three (3) Business Days. All other amounts remain due as provided herein.

6. Warranty
   --------

       6.1 Nortel Networks warrants that the Hardware: (i) is free from defects in materials and workmanship, and (ii) conforms in all material respects to its Specifications. If Hardware does not function as warranted during the warranty period, Nortel Networks will determine to either: (i) make it do so, or (ii) replace it with substantially equivalent Hardware which functions and is as warranted. Nortel Networks warrants further that Nortel Networks is conveying good title to the Hardware to Customer and such transfer is rightful and the Hardware is being delivered to Customer free and clear of any lien, claim, charge, security interest or other encumbrance.

       6.2 (a) Nortel Networks warrants that when Software is used in the specified operating environment it will substantially conform to its Specifications. If Software does not function as warranted during the warranty period, Nortel Networks will provide a suitable fix or workaround or will replace the Software in order to permit its continued use and operation, provided the Software is within two (2) software release levels of the then current Software for CDMA products, or one (1) software release levels of the then current Software for other products.

              (b) The Annual Software Subscription Fees referred to in Section
              4.1 include any new Software releases that become available during the Term. In the event that such new Software releases require the installation of additional or modified Hardware in order to support such Software, it shall be Customer's responsibility to acquire and install such additional Hardware, and Nortel Networks shall offer to sell to Customer such Hardware and related installation Services at reasonable commercial rates consistent with this Agreement.

       6.3 Nortel Networks warrants that Services will be performed in a professional and workmanlike manner. If Services are not performed as warranted and Nortel Networks is notified in writing by Customer within thirty (30) days of the date of the non-conforming Services, Nortel Networks will re-perform the non-conforming Services.

       6.4 The warranty period for Hardware and Software that Nortel Networks is installing shall be two (2) years from the earlier of Provisional Acceptance or the date such Hardware or Software is placed In-Service. The warranty period for Furnish-Only Hardware and Software shall be two (2) years from delivery in accordance with Section 8.2.

       6.5 No warranty is provided for: (i) supply items normally consumed during Product operation; (ii) failures caused by non-Nortel Networks products; (iii) failures caused by a Product's inability to operate in conjunction with other Customer hardware or software; (iv) performance failures resulting from improperly performed services not performed by Nortel Networks or one of its subcontractors or Affiliates, or Customer's use of unauthorized parts or components; or (v) interference or disruption of service caused by operation of other radio systems, lightning, motor ignition or other similar interferences. In the cases above, Nortel Networks will use reasonable efforts to provide without delay the recovery service, and then the Parties will agree within sixty (60) days on the cause of the problem. Customer shall pay for such Service if it is determined that the failure was not attributable to Nortel Networks. Warranty will be voided by misuse, accident, damage, alteration or modification, failure to maintain proper physical or operating environment, or improper Customer maintenance.

       6.6 Third Party Vendor Items may carry their own warranties and Nortel Networks shall pass through and assign to Customer any such warranties to the extent authorized.

       6.7    THESE   WARRANTIES  AND  LIMITATIONS   ARE  CUSTOMER'S   EXCLUSIVE
              WARRANTIES AND SOLE REMEDIES,  AND REPLACE ALL OTHER WARRANTIES OR

              CONDITIONS, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7. Services
   --------

       7.1    Warranty  Services:  During the warranty  period,  Nortel Networks
              ------------------
              provides certain types of warranty Services without charge for specified Products to correct Product defects or to bring them up to conformance with Nortel Networks published Specifications. Customer will obtain Nortel Networks' concurrence prior to returning any Product and must reference a return material authorization number issued by Nortel Networks on documentation accompanying such returned Product. When Customer is required to return Hardware to Nortel Networks for warranty service, Customer agrees to ship it prepaid and suitably packaged to a location Nortel Networks designates. Nortel Networks will return the Hardware to Customer at Nortel Networks' expense. Nortel Networks is responsible for loss of, or damage to, Hardware while it is (i) in Nortel Networks' possession, or (ii) in transit back to Customer. Any exchanged Hardware becomes Nortel Networks' property and, subject to Section 8 - Title and Risk of Loss, its replacement becomes the Customer's property. The replacement Hardware may not be new but will be in working order and equivalent to the item exchanged. The warranty period for the repaired or exchanged Hardware shall be one (1) year from the date of repair or replacement. Customer agrees to ensure that exchanged Hardware is free of any legal obligations or restrictions that prevent its exchange and represents that all returned items are genuine and unaltered. Where applicable, before Nortel Networks provides warranty services, Customer agrees to: (i) follow the problem determination, problem analysis, and warranty services request procedures that Nortel Networks provides; (ii) secure all program and data contained in Hardware; and (iii) inform Nortel Networks of changes in the Hardware's location.

              In addition to the warranty Services described above, Customer may purchase post-warranty and other Services to supplement the warranty Services, including advanced shipment of replacement parts, as further described in Exhibit F - Extended Services and Support Plan (ESSP) and pursuant to the terms and conditions set forth therein. The warranty service terms and exclusions in
              Section 6 above shall apply to post- and supplemental warranty Services.

       7.2    Services  in General:  Customer  agrees to  cooperate  with Nortel
              --------------------
              Networks in the performance by Nortel Networks of the Services, including, without limitation, providing Nortel Networks with sufficient, free and timely access to facilities, data, information and personnel of Customer, and a suitable physical environment meeting Nortel Networks' specified requirements to permit the timely delivery and installation of Products and/or performance of Services, including the recovery by Nortel Networks of any tools, diagnostic or test equipment, documentation or other items used by Nortel Networks in the performance of the Services. In addition, Customer shall be responsible for the accuracy and completeness of all data and any other information, including but not limited to microwave path studies, RF propagation studies and tower location and loading requirements, that it provides or causes to be provided to Nortel Networks. Nortel Networks shall have no liability for performance degradations resulting from or attributable to Customer-provided designs. In the event that there are any delays by Customer in fulfilling its responsibilities as stated above, or there are errors or inaccuracies in the information provided, Nortel Networks shall be entitled to appropriate schedule and pricing adjustments, including storage fees, subject to the limitations in Section 8.2.

       7.3    Service Personnel: Nortel Networks and Customer are each
              -------------------
              responsible for the supervision, direction, compensation and control of their own employees and subcontractors. Nortel Networks may subcontract any portion or all of the Services to subcontractors selected by Nortel Networks. Neither Party shall knowingly solicit to hire employees of the other Party with whom it had contact as a result of the performance of the Services for a period ending six (6) months after completion of the Services. Neither Party shall be precluded from conducting generalized searches for employees (and hiring those employees who respond to generalized searches) either through the use of search firms or advertisements in the media, provided that searches are not specifically targeted to employees providing Services.

       7.4    Intellectual Property Rights: Nortel Networks, on behalf of itself
              ----------------------------
              and its subcontractors, reserves all proprietary rights in and to:
              (i) all methodologies, designs, engineering details, and other data pertaining to the Services and designs, documentation and other work product prepared by Nortel Networks and delivered to Customer, (ii) all original works, computer programs and updates developed in the course of providing the Services (except Customer's developed programs), (iii) discoveries, inventions, patents, know-how and techniques arising out of the Services, and
              (iv) any and all products (including software and equipment) developed as a result of the Services. The performance by Nortel Networks of Services shall not be deemed work for hire. Nortel Networks grants to Customer a perpetual, non-exclusive, world-wide, paid up license to use, copy and modify the designs, documentation and other work product prepared by Nortel Networks and delivered to Customer in the performance of Services solely for Customer's internal business purposes. It is understood between the Parties that Nortel Networks will employ its know-how, techniques, concepts, experience and expertise, as well as all other intellectual property, including that to which it reserves its rights hereunder, to perform services for others which are the same as or similar to the Services.

8.     Title and Risk of Loss; Delivery
       --------------------------------

       8.1 Title to Hardware shall pass from Nortel Networks to Customer immediately upon arrival to customs broker in Mexico. Risk of loss for ordered Hardware shall pass from Nortel Networks to Customer upon delivery as described in Section 8.2.

       8.2 (a) Nortel Networks shall deliver the Products to Site in accordance with DDP, Incoterms 2000; provided, however, that if Customer is not ready to receive such Products, Nortel Networks shall keep the Products in its warehouse in Mexico for a maximum of three (3) months from the date that the Products are received in such warehouse. After such three-month period, Customer shall either: (i) accept delivery of such Products on Site; (ii) pay Nortel Networks for the warehousing costs of such Products at a rate of US$12 per square meter per month; or (iii) accept delivery of such Products to Customer's warehouse. In the case of (i) and
              (iii) above, Customer shall have a representative at the Site to accept delivery and inventory the Products. If Customer fails to do so, Customer shall pay Nortel Networks for the costs associated with the subsequent delivery.

              (b) Customer shall accept partial deliveries, except in the cases where Customer is performing the installation and commissioning. In such case, and notwithstanding the provisions of paragraph (a) above, if Nortel Networks does not deliver the Products in full in accordance with the Site Inventory List (except for installation-related materials), Nortel Networks shall bear the costs associated with the subsequent delivery. In the cases where special delivery services are required (e.g., cranes, special maneuvers, etc.), these will be identified prior to delivery and the associated costs shall be borne by Customer.

9.     Installation and Commissioning
       ------------------------------

       9.1 Nortel Networks shall provide Customer a written general chronological schedule of the Provisional Acceptance Tests to be carried out with respect to the Products and the Services. Nortel Networks will notify Customer at least fifteen (15) days in advance of the date on which each portion of the

              Products and the Services will be ready for the commencement of the Provisional Acceptance Tests to be performed with respect thereto. Customer and its representatives shall have the option to witness and have unrestricted access to the Provisional Acceptance Tests. In the case that Customer chooses not to witness the Provisional Acceptance Tests, Nortel Networks will perform said tests in Customer's absence. Customer's failure to appear at the appointed time and place of performance of the Provisional Acceptance Tests pursuant to this Section 9.1 shall not preclude Nortel Networks from performing such Provisional Acceptance Tests and issuing the applicable Provisional Acceptance Certificate (as defined below), upon successful completion thereof. Customer may request additional tests, or a repetition of the tests, at its sole cost and expense. Customer is responsible for: (i) integration and interconnection with and configuration of Customer's hardware and/or third party hardware and/or systems; and (ii) installation of Furnish-only Products.

       9.2 For purposes of this Agreement, a "Punch List" shall mean each list signed by the Parties prepared in conjunction with the Provisional Acceptance Tests for the Products and included in the related acceptance certificate ("Provisional Acceptance Certificate"), which sets forth one or more non service-affecting items which have not been fully completed or performed by Nortel Networks as of the date of completion of the related Provisional Acceptance Test or, subject to Customer's reasonable approval in each case, service-affecting items that may require detailed analysis as to the appropriate remedy.

       9.3 Upon successful completion of the Provisional Acceptance Tests, Nortel Networks shall submit to Customer an acceptance report ("Acceptance Report") comprising:

              (i) a certification by Nortel Networks that such Provisional Acceptance Tests have been successfully completed, (ii) a Punch List with respect to such Provisional Acceptance Test, and (iii) copies of all Provisional Acceptance Test results as recorded during the execution of such Provisional Acceptance Test.

              Customer will acknowledge such certification by delivering to Nortel Networks the Provisional Acceptance Certificate with respect to such Products and/or Services within ten (10) business days after receipt of the respective Acceptance Report.

       9.4 Provisional Acceptance by Customer shall occur upon the earlier of: (i) the date on which the Customer issues the Provisional Acceptance Certificate; (ii) if Customer does not issue the Provisional Acceptance Certificate, on the eleventh (11th) day after Customer's receipt of the respective Acceptance Report; or (iii) one hundred and twenty (120) days from shipment of the Products. Notwithstanding (iii) above, Nortel Networks shall be obligated to carry out the Provisional Acceptance tests.

       9.5 Final Acceptance by Customer shall occur upon the earlier of either: (i) the completion of the Punch List; or (ii) one hundred and eighty (180) days from shipment of the Products. Notwithstanding (ii) above, Nortel Networks shall be obligated to correct the Punch List Items.

       9.6 Customer shall not unreasonably withhold provisional acceptance of any Product or Service and acceptance shall not be withheld or postponed due to: (i) deficiencies or nonconformities of a Product or Service resulting from causes not attributable to Nortel Networks such as, but not limited to, a material change or inaccuracy of information provided by Customer, inadequacy or deficiencies of any materials, facilities, or services provided directly or indirectly by Customer, or other conditions external to the Products or Services that are beyond the limits specified in the Specifications; or (ii) deficiencies or shortages with respect to the Products or Services that are attributable to Nortel Networks but are of a nature that do not prevent operation of the Products in a live, commercial environment ("Punch List Items"); provided that Nortel Networks, at its expense, agrees to correct such Punch List Items within thirty (30) days (or other mutually agreed upon time period) after Customer has provisionally accepted such Products or Services. Once Nortel Networks has corrected the Punch List Items Customer shall not unreasonably withhold final acceptance of such Product or Service.

10.    Confidential Information
       ------------------------

       10.1 Confidential information ("Information") means: (i) Software and Third Party Software; and (ii) all business, technical, marketing and financial information and data that is clearly marked with a restrictive legend of the disclosing Party ("Discloser").

       10.2 The Party receiving Information ("Recipient") will use the same care and discretion to avoid disclosure, publication or dissemination of Information as it uses with its own similar information that it does not wish to disclose, publish or disseminate. The Recipient may disclose Information only to: (i) its employees, attorneys, accountants and agents, and employees, attorneys, accountants and agents of its parent, subsidiary and affiliated companies or subcontractors who have a need to know for purposes of carrying out this Agreement; and (ii) any other party with the Discloser's prior written consent. Before disclosure to any of the above parties, the Recipient will have a written agreement with such party sufficient to require that party to treat Information in accordance with this Agreement.

       10.3 The Recipient may disclose Information to the extent required by law. However, the Recipient must give the Discloser prompt notice and, to the extent reasonably practical, make a reasonable effort to obtain a protective order.

       10.4 No obligation of confidentiality applies to any Information that the Recipient: (i) already possesses without obligation of confidentiality; (ii) develops independently; or (iii) rightfully receives without obligations of confidentiality from a third party. No obligation of confidentiality applies to any Information that is, or becomes, publicly available without breach of this Agreement.

       10.5 Each Party's obligations hereunder shall survive for a period of five (5) years after receipt of Information from the Discloser, except as otherwise mutually agreed upon by the Parties.

       10.6 The Discloser makes no representations or warranties of any nature whatsoever with respect to any Information furnished to the recipient, including, without limitation, any warranties of merchantability or fitness for a particular purpose or against infringement.

       10.7 The release of any advertising or other publicity relating to this Agreement requires the prior approval of both Parties.

       10.8 Without prejudice to any rights of either Party, upon expiration or termination hereof, each Party shall, upon request by the other Party, return to the other Party all Information of the other Party, including all copies thereof, under its possession or control or under the possession or control of its affiliates, or destroy or purge its own, and cause the purging of its affiliates' systems and files of any such Information and deliver to the other Party a written confirmation that such destruction and purging have been carried out.

       10.9 The obligations imposed by this Section 10 shall remain in full force and effect notwithstanding any expiration or termination of this Agreement.

       10.10  Each Party acknowledges that in the event of any breach of this
              Section 10 by a Party, the non-breaching Party (the "Affected Party") will suffer irreparable injury not compensable by money damages and for which such

              Affected Party will not have an adequate remedy available at law. The Affected Party shall be entitled to obtain, without the posting of any bond or security, such injunctive or other equitable relief to prevent or curtail any such breach, threatened or actual. The foregoing shall be in addition to and without prejudice to such other rights as the Affected Party may have hereunder or under applicable law.

       10.11 Each Party shall promptly notify the other Party if it becomes aware of any breach by any person to whom it divulges any Information of the other Party and shall give the other Party all reasonable assistance in connection with any proceedings which such Party may institute against any such person for breach of confidentiality.

11.    Patents and Copyrights; Infringement
       ------------------------------------

       11.1 If a third party claims that Nortel Networks Hardware or Software provided to Customer under this Agreement infringes such third party's patent or copyright, Nortel Networks will defend Customer against that claim at Nortel Networks' expense and pay all costs and damages that a court finally awards or are agreed in settlement, provided that Customer: (a) promptly notifies Nortel Networks in writing of the claim, and (b) allows Nortel Networks to control, and cooperates with Nortel Networks in, the defense and any related settlement negotiations.

       11.2 If such a claim is made or appears likely to be made, Nortel Networks agrees to secure the right for Customer to continue to use the Hardware or Software, or to modify it, or to replace it with equivalent Hardware or Software. If Nortel Networks determines that none of these options is reasonably available, Customer agrees to return the Hardware or Software to Nortel Networks at Nortel Networks' written request. Nortel Networks will then give Customer a credit equal to the net purchase price paid by Customer. Any such claims against the Customer or liability for infringement arising from use of the Hardware or Software following a request for return by Nortel Networks are the sole responsibility of Customer. This represents Customer's sole and exclusive remedy regarding any claim of infringement.

       11.3 Nortel Networks has no obligation regarding any claim based on any of the following: (a) anything Customer provides which is incorporated into the Hardware or Software; (b) compliance by Nortel Networks with the Customer's specifications, designs or instructions; (c) the amount of revenues or profits earned or other value obtained by the use of a Product by Customer; (d) Customer's modification of the Hardware or Software; (e) the combination, operation, or use of the Hardware or Software with other products not provided by Nortel Networks as a system, or the combination, operation, or use of the Hardware or Software with any product, data, or apparatus that Nortel Networks did not provide; (f) the Customer's failure to install or have installed changes, revisions or updates as instructed by Nortel Networks; or
              (g) infringement by a Third Party Vendor Item alone, as opposed to its combination with Products Nortel Networks provides to Customer as a system.

12.    Limitation of Liability
       -----------------------

       12.1 In no event shall Nortel Networks or its agents or suppliers be liable to Customer for more than the amount of any actual direct damages up to the sum of all amounts paid by Customer hereunder, regardless of the cause and whether arising in contract, tort or otherwise. This limitation will not apply to claims for damages for bodily injury (including death) and damages to real property and tangible personal property and fraud for which Nortel Networks is legally liable, and payments as set forth in Section 11 - Patents and Copyrights.

       12.2 IN NO EVENT SHALL NORTEL NETWORKS OR ITS AGENTS OR SUPPLIERS BE LIABLE FOR ANY OF THE FOLLOWING: A) DAMAGES BASED ON ANY THIRD PARTY CLAIM, EXCEPT AS EXPRESSLY PROVIDED FOR HEREIN; B) LOSS OF, OR DAMAGE TO, CUSTOMER'S RECORDS, FILES OR DATA; OR C) INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOST SAVINGS), EVEN IF NORTEL NETWORKS IS INFORMED OF THEIR POSSIBILITY.

13. [Intentionally left blank]

14. Changes or Substitution of Products; Discontinuance of Products

       14.1 At any time, Nortel Networks may implement changes to the Products, modify the Products' designs and Specifications or substitute the Products with ones of similar or more recent design. The Parties shall mutually agree on the price of such changed or substituted Products. Such a change to or substitution of the Products provided under this Agreement shall be subject to the following requirements: (i) it shall not adversely affect the physical or functional interchangeability or the performance Specifications of the Products, except as otherwise agreed in writing by Customer; (ii) the price for equivalent performance or capacity shall not be higher than the price agreed hereunder, except as otherwise agreed in writing by Customer; (iii) any change or substitution of the Products shall be functionally equivalent and compatible with the changed or substituted Product, without the need for any other adaptations; and (iv) it shall under no circumstances either reduce or decrease Nortel Networks' warranty obligations set forth in this Agreement.

       14.2 Nortel Networks shall give Customer nine (9) months prior written notice in the event that Nortel Networks discontinues the manufacturing of any Products sold hereunder. For such discontinued Products, Nortel Networks undertakes to continue providing spare parts and technical support, including repair of any Products (or part thereof) which is sent to Nortel Networks for that purpose, for a period of three (3) years after such discontinuance. The Parties acknowledge that TN-16X has been manufactured discontinued and the last time buy opportunity is October 31, 2003.

15. Delayed Shipment of the Products or the Performance of the Services
    -------------------------------------------------------------------

       15.1 Except as provided in Section 8.2, if Customer notifies Nortel Networks less than thirty (30) days prior to the scheduled delivery date of the Products (or if the Products have been manufactured per the agreed upon schedule) that Customer does not wish to take delivery thereof at the scheduled time or that a Site is not available to receive such Products, or if Customer fails to take delivery of such Products upon their arrival at the applicable Site, Nortel Networks shall have the right to place the Products in storage and Customer shall bear all costs of demurrage, restocking, warehousing, reloading, transporting, off-loading, and other associated costs incurred by Nortel Networks. All such costs shall be paid in full within thirty (30) days of Customer's receipt of Nortel Networks' commercial invoice therefor.

       15.2 If Customer notifies Nortel Networks less than twenty one (21) days prior to the scheduled performance date of the Services that Customer does not wish Nortel Networks to perform such Services at the scheduled time or that the Site is not available for the performance of such Services, Nortel Networks shall have the right to delay the performance of the Services and Customer shall bear all associated out of pocket travel and other costs incurred by Nortel Networks. All such costs shall be paid in full within thirty (30) days of Customer's receipt of Nortel Networks' commercial invoice therefor.

       15.3 Site facilities and physical specifications of equipment (including shelters, fiber cabling, power, etc.) provided by Customer for use with the Products sold hereunder must meet Nortel Networks' installation and environmental Specifications. Any required upgrades will be at Customer's expense.

16.    Term; Termination; Survival
       ---------------------------

       16.1 This Agreement is effective from the Closing Date and shall continue in effect thereafter during the Term, unless otherwise terminated in accordance herewith.

       16.2 Without prejudice to any rights and remedies provided for hereunder, either Party hereto may terminate this Agreement, effective immediately, upon written notice to any other Party, upon the occurrence of any of the following events or conditions:
              (i) the other Party applies for or consents to the appointment of, or the taking of possession by a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) the other Party makes a general assignment for the benefit of its creditors, (iii) the other Party commences a voluntary proceeding under the bankruptcy, insolvency or similar laws relating to relief from creditors generally, (iv) the other Party fails to contest in a timely or appropriate manner, or acquiesces in writing to, any petition filed against it in an involuntary proceeding under the bankruptcy, insolvency or similar laws relating to relief from creditors generally, or any application for the appointment of a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property or its liquidation, reorganization, dissolution or winding-up, or (v) the other Party is in material breach of this Agreement. In addition, and without prejudice to any rights and remedies provided for hereunder, Nortel Networks may terminate this Agreement, effective immediately, upon written notice to Customer, if Customer fails to make payment in accordance with the terms and conditions hereof, which failure continues for a period of ninety (90) days after written notice to Customer.

       16.3 The respective obligations of each Party pursuant to this Agreement that by their nature would continue beyond the termination, cancellation, or expiration hereof shall survive termination, cancellation, or expiration hereof. The warranty obligations in Section 6 shall survive with respect to Products which Customer has paid in full. Furthermore, the provisions of Exhibit F hereto (ESSP) shall survive as long as Customer is paying all applicable Annual Software Subscription Fees referred to in Section 4.1 hereof.

17.    Manuals and Documentation
       -------------------------

       17.1 "Manuals and Documentation" consist of documents which describe in detail the engineering, installation, maintenance, repair and operation of Products. Manuals and Documentation shall be provided in the English language. Nortel Networks shall ship electronic documentation containing the applicable Manuals and Documentation to Customer with the initial delivery of a system of Products to Customer. Customer may order additional copies of available Documentation at Nortel Networks' then applicable prices.

       17.2 Customer may use and reproduce the Manuals and Documentation in paper format for purposes of engineering, installing, maintaining, repairing and operating the Products, subject to the limitations regarding Information set forth in Section 10. Reproduction shall include the copyright or similar proprietary notices. Customer is responsible for ensuring proper versions of documentation are printed and distributed. During the Term, Nortel Networks shall, at no additional charge to Customer, make available to Customer upon request, electronic files with updates, revisions and corrections of such Manuals and Documentation.

18.    Assignment
       ----------

       18.1 Each Party agrees not to assign or otherwise transfer this Agreement or its rights under it, or delegate its obligations, without the other Party's prior written consent, and any attempt to do so is void. Notwithstanding the foregoing, each Party may assign or otherwise transfer this Agreement or its rights under it, or delegate its obligations, in whole or in part, to any of its Affiliates by providing written notice to the other Party, it being understood that such assigning Party shall remain fully liable hereunder notwithstanding such assignment.

19.    Export; Compliance with Laws
       ----------------------------

       19.1 Customer agrees that it will not export Products procured hereunder from Mexico without Nortel Networks' prior written consent. Customer represents and warrants that it is buying Products and/or Services for its own internal use and not for resale. Customer agrees to comply with all applicable laws relating to this Agreement, including all applicable export and import laws and regulations.

20.    Severability
       ------------

       20.1 In the event that any provision of this Agreement or portions thereof are held to be invalid or unenforceable, the remainder of this Agreement will remain in full force and effect.

21.    Complete Agreement; Statement of Work
       -------------------------------------

       21.1 The terms and conditions of this Agreement form the complete and exclusive agreement between Customer and Nortel Networks and replaces any prior oral or written proposals, Statements of Work or communications regarding the subject matter thereof. In the event of a conflict between this Agreement and a Statement of Work, the terms of the Agreement shall prevail. Any changes to this Agreement must be made by mutual agreement in writing. All of Customer's rights and all of Nortel Networks' obligations are valid only in Mexico.

22.    Governing Law
       -------------

       22.1 The laws of the State of New York, including its provisions of the Uniform Commercial Code, govern this Agreement, exclusive of their conflict of laws provisions, and this Agreement shall be construed in accordance with such laws of the State of New York; and nothing in this Agreement affects any statutory rights of consumers that cannot be waived or limited by contract. The United Nations Convention on the International Sale of Goods shall not apply to or govern this Agreement.

23.    Informal Dispute Resolution
       ---------------------------

       23.1   Prior to the initiation of any arbitration proceeding pursuant to
              Section 24, but without prejudice to the immediate application of the provisions of Section 16.1, in the event any controversy, claim, dispute, difference or misunderstanding arises out of or relates to this Agreement, any term or condition hereof, any of the work to be performed hereunder or in connection herewith, the Customer's Project Manager and the Nortel Networks Project Manager shall meet and negotiate in good faith in an attempt to amicably resolve such controversy, claim, dispute, difference or misunderstanding in writing.

       23.2 The Project Managers shall meet for this purpose within ten (10) Business Days, or such other time period mutually agreed to by the Parties, after such controversy, claim, dispute, difference or misunderstanding arises. If the Parties are unable to resolve the controversy, claim, dispute, difference or misunderstanding through good faith negotiations within such ten (10) Business Day period (or such other agreed-to time period), each Party shall, within five (5) Business Days after the expiration of such period, prepare a written position statement which summarizes the unresolved issues and such Party's proposed resolution. Such position statement shall be delivered by Nortel Networks to the Customer's Chief Technical Officer and by the Customer to the Nortel Networks' corresponding officer or representative for resolution within (5) Business Days, or such other time period mutually agreed to by the Parties.

24. Agreement to Resolve Disputes by Arbitration
    --------------------------------------------

       24.1 Any dispute, controversy or claim arising out of or relating to this Agreement, or breach, termination or invalidity thereof, shall be settled by arbitration, to be initiated by either Party by notifying the other Party in writing, and conducted in the English language (provided, however, that documents originally prepared in the Spanish language may be admitted in evidence without the need for translation) and in accordance with the International Arbitration Rules of the American Arbitration Association (the "AAA"). At the request of either Party, a stenographic transcript of the testimony and proceedings will be taken and the arbitrators will base their decision upon the record and briefs (including, at the option of the Parties, post-hearing briefs) of the Parties.

       24.2   The arbitration shall be conducted by a panel composed of three
              (3) arbitrators. One arbitrator shall be appointed by Nortel Networks, and one arbitrator shall be appointed by the Customer, in each case within thirty (30) Business Days after the date of delivery of the notice requesting arbitration by the Party initiating the arbitration to the other Party. The third arbitrator shall be appointed by the first two arbitrators within fifteen (15) Business Days after the later of the dates of appointment of the first two arbitrators. If any Party fails to appoint an arbitrator within the thirty Business Day period, or if the first two arbitrators fail to agree on the appointment of a third arbitrator within the fifteen Business Day period, then the arbitrator to be appointed shall be appointed by the AAA. The third arbitrator shall not be a citizen or resident of Mexico or Canada but may be a citizen or resident of the United States of America. Each arbitrator shall be fluent in English.

       24.3 The arbitration proceeding, including the making of the award, shall take place in the Borough of Manhattan, City and State of New York, United States of America, and the award or the arbitrator shall be final and binding upon the parties and may be entered in any court of competent jurisdiction.

       24.4 All aspects relating to the Parties' agreement to resolve disputes by arbitration set forth in this Section 24, including without limitation the validity and enforceability of such agreement to arbitrate, the conduct of the arbitration proceeding and the recognition and enforcement of any arbitral award in the United States of America, shall be governed by the United States Federal Arbitration Act, Title 9, United States Code ss.ss. 1 et seq., as amended from time to time, to the exclusion of any state or municipal laws. The Parties shall consent to the jurisdiction of the United States District Court for the Southern District of New York for purposes of the foregoing sentence; provided, however, that if for any reason said court shall lack subject matter jurisdiction, the Parties shall consent to the jurisdiction of the Supreme Court of the State of New York, County of New York, for such purposes. The Federal Rules of Evidence shall be used as non-binding guidelines for the admission of evidence, and reasonable discovery, including depositions, shall be permitted, only in the event that the International Arbitration Rules of the American Arbitration Association are insufficient in this respect. Discovery and evidentiary issues shall be decided by the arbitrators.

       24.5 Each Party shall pay for the services and expenses of the arbitrator appointed by it, its witnesses and attorneys. All other fees and expenses incurred in connection with the arbitration (including the fees and expenses of the AAA and the cost of the services and expenses of the arbitrator appointed by the two arbitrators appointed by the Parties or by the AAA) shall be paid in equal part by the Parties, unless the award shall specify a different division of said fees and expenses.

25.    Waiver of Jury Trial
       --------------------

       25.1 EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING ANY ORDER ISSUED AND ACCEPTED HEREUNDER.

26.    Exhibits; Order of Precedence
       -----------------------------

       26.1   The following Exhibits are part of this Agreement:

              Exhibit A - Prices

              Exhibit B - Change Order Procedures and Form of Change Order Exhibit C - Acceptance Testing Exhibit D - Guidelines for Statement of Work Exhibit E - Specifications Exhibit F - Extended Services and Support Plan (ESSP) Exhibit G - Other Deliverables Exhibit H - Responsibility Matrix Exhibit I - IS-41P Description Exhibit J - Authorized Third Party Vendors

       26.2 In the event of a conflict between the body of this Agreement and one of its Exhibits, the former shall prevail.

27.    Force Majeure
       -------------

       27.1 Notwithstanding anything in this Agreement to the contrary, if the supply of the Products or the performance of the Services by Nortel Networks, or any portion thereof, or the performance of any other obligation hereunder by any Party is prevented, delayed, interfered with, or interrupted by reason of a Force Majeure Event, such prevention, delay, interference, or interruption shall be deemed not to be a default pursuant to this Agreement and the time or times for such performance or supply hereunder shall be extended by the period or periods same is so prevented, delayed, interfered with, or interrupted. The foregoing shall apply even though any such cause exists or is foreseeable as of the date hereof. Neither Party shall be required to change its usual business practices or methods or to assume or incur other than its usual costs or expenses in order to mitigate, avoid, or eliminate any Force Majeure Event or to reduce the period of any resulting delay. Each Party shall notify the other Parties of any delay or failure excused by this Section 26 and shall specify the revised performance date as soon as practicable. Nothing contained in this
              Section 26 shall affect any obligation of Customer to make any payment when due in accordance with this Agreement.

28.    Notices
       -------

       28.1 All notices pursuant to this Agreement will be in writing and deemed given when delivered in person, by certified mail or courier service, or by facsimile. Notices to Customer shall be sent to:

              Operadora Unefon, S.A. de C.V.
              Periferico Sur 4119
              Col. Fuentes del Pedregal
              14141 Mexico, D.F.
              Attention: Chief Operations Officer
              Fax: (+5255) 8582-5097

              With a copy to:

              Operadora Unefon, S.A. de C.V.
              Periferico Sur 4119
              Col. Fuentes del Pedregal
              14141 Mexico, D.F.
              Attention: Chief Executive Officer
              Fax: (+5255) 8582-5079

              Notices to Nortel Networks shall be sent to:

              Nortel Networks (CALA) Inc.
              1500 Concord Terrace
              Sunrise, Florida 33323-2815
              Attention: Senior Counsel
              Fax: (+1-954) 851-8900

              With a copy to:

              Nortel Networks de Mexico, S.A. de C.V.
              Insurgentes Sur 1605, Piso 30
              Col. San Jose Insurgentes
              03900 Mexico, D.F.
              Attention: President
              Fax: (+5255) 5480-2195

29.    Backwards Compatibility

       29.1 "Backwards Compatibility" or "Backwards Compatible" means that any referenced prior Software revision level or levels of the applicable Software or any referenced prior Hardware revision level or levels of the applicable Hardware, as the case may be, remains fully functional in accordance with and up to the performance and capacity levels to which it was performing immediately prior to any such enhancement and/or revision after the integration with the succeeding Software revision level or Hardware revision level, as the case may be, and that after such integration such prior Software revision level or Hardware revision level loses no functionality and such succeeding Software revision level or Hardware revision level fully works and operates with all such functionalities of such prior Software revision level or Hardware revision level.

       29.2 In addition to the warranties contained in Section 6 of this Agreement, Nortel Networks represents and warrants that each Software revision level during the Term of this Agreement will be Backwards Compatible with all existing in-service Products and with the last two (2) Software revision levels made available to the Customer by Nortel Networks. So long as the Customer has opted to deploy any one of the last two (2) consecutive Software revision levels prior to the current Software revision level, the Customer will not be required to purchase more than one Software revision level of the Software to achieve and have its then in-service Hardware and Software perform all of the functionality and features of the most current

              Software revision level of the Software and to maintain Backwards Compatibility; provided that the Customer shall deploy each major Software release. In the event that Software supplied by Nortel Networks at any time does not provide Backwards Compatibility as required by this Section 29.2, then Nortel Networks shall provide, without charge to Customer, the Software upgrades of the Software and otherwise take such steps as may be necessary to achieve Backwards Compatibility.

30.    Expenses
       --------

       30.1 Each Party shall bear its own expenses incurred in connection with the preparation and negotiation of this Agreement and any other documents required to effect the transactions contemplated hereby.

31. Relationship of the Parties
    ---------------------------

       31.1 All performance by either Party under this Agreement shall be performed as an independent contractor or client (as the case may be) and not as an agent of the other Party, and neither Party shall be, nor represent itself to be, the employee, agent, representative, partner or joint venturer of the other. Neither Party shall have the right or authority to incur or assume an obligation on behalf of or in the name of the other Party or to otherwise act on behalf of the other. The performing Party shall be responsible for its employees' compliance with all applicable laws while performing under this Agreement. This Agreement shall not be construed to create any relationship, contractual or otherwise, between Customer and any of Nortel Networks' subcontractors.

       31.2 The liability of Nortel Networks Limited and of Nortel Networks de Mexico, S.A. de C.V. hereunder shall be joint and several.

32     Headings
       --------

       32.1 The headings given to the Sections and Exhibits herein are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular Section or Exhibit to which the title refers.

33. Waiver
    ------

       33.1 Unless otherwise specifically provided by the terms of this Agreement, no delay or failure to exercise a right resulting from any breach of this Agreement shall impair such right or shall be construed to be a waiver thereof, but such right may be exercised from time to time as may be deemed expedient. If any representation, warranty or covenant contained in this Agreement is breached by either Party and thereafter waived by the other Party, such waiver shall be limited to the particular breach so waived and not be deemed to waive any other breach under this Agreement.

34. [Intentionally left blank]

35.    Counterparts
       ------------

35.1 This Agreement may be executed by the Parties on any number of separate counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument. Execution of this Agreement may be made by facsimile signature which, for all purposes, shall be deemed to be an original signature.

36.    Project Managers
       ----------------

       36.1 The Customer shall appoint a project manager (the "Customer's Project Manager") with overall authority and responsibility for representing the Customer in overseeing the Nortel Networks' Products and Services hereunder. With respect to all matters related to the Products, the Customer's Project Manager shall be authorized to act as the primary point of contact for Nortel Networks in dealing with the Customer on all aspects of the Products and Services and to issue all consents or approvals and make all requests related thereto on behalf of the Customer. The Customer's Project Manager shall be responsible for managing the performance of the activities for which the Customer is responsible, and of reporting the status thereof and the problems relating thereto (together with recommended solutions thereto, if any) to the Vendor Project Manager, in order for the Vendor Project Manager to track the status of such activities with respect to the Statement of Work.

       36.2 The Vendor shall appoint a project manager (the "Vendor Project Manager") to coordinate Nortel Networks' overall delivery of the Products and Services and liaise with the Customer's Project Manager. With respect to all matters related to the Products and Services, the Vendor Project Manager shall be authorized to act as the primary point of contact for the Customer in dealing with Nortel Networks on all aspects of the Products and Services and to issue all consents or approvals and make all requests on behalf of Nortel Networks.

37.    Insurance
       ---------

       37.1 During the Term of this Agreement each Party shall maintain all-risk insurance policies covering its own acts against the personal liability to, and property damage or loss sustained by, any third parties. Such insurance shall be maintained with reputable insurance companies.

       37.2 Each Party shall obtain and maintain, or require each of its Subcontractors to obtain and maintain, during the time any such Subcontractors are engaged in providing Products and Services hereunder, adequate insurance coverage consistent with the requirements of Section 37.1 (provided that the maintenance of any such Subcontractor insurance will not relieve the Party of its other obligations pursuant to Section 37.1).

38.    Use of Subcontractors
       ---------------------

       38.1 Unless the parties agree otherwise, in the event any portion of the Services are subcontracted or assigned, Nortel Networks shall be solely and personally responsible, as between Customer and Nortel Networks, for the due performance by, and the liabilities to Customer of, such authorized subcontractors of all the applicable terms and conditions of this Agreement. Regardless of whether or not Nortel Networks obtains approval from Customer of a subcontractor or whether Nortel Networks uses a subcontractor recommended by Customer, such approval, use or recommendation will in no way increase Nortel Networks' rights or diminish Nortel Networks' liabilities to Customer with respect to this Agreement, and shall not, under any circumstances: (i) give rise to any claim by such subcontractor against Customer; (ii) create any contractual obligation by Customer to the subcontractor; (iii) give rise to a waiver by Customer of its rights to reject any Service; or (iv) in any way release Nortel Networks from being responsible to Customer for the due performance by Nortel Networks, whether directly or through such subcontractor, of all the applicable terms and conditions of this Agreement.

       38.2 In selecting subcontractors as permitted hereunder, Nortel Networks shall ensure that all Services provided by any such subcontractors meet the specifications and standards agreed to in this Agreement.

       38.3 The terms of this Agreement shall in all events be binding upon Nortel Networks regardless of and without regard to the existence of any inconsistent terms in any agreement between Nortel Networks and any subcontractor, and without regard to the fact that Customer may have had notice, directly or indirectly, of any such inconsistent term.

       38.4 Customer shall have the right to reasonably object to the use of a certain subcontractor by Nortel Networks, in which case Nortel Networks shall refrain from using such subcontractor and the project implementation schedule shall be adjusted day for day.

39. IS-41P
    ------

       39.1 Nortel Networks hereby grants to Customer (and shall grant to Authorized Third Party Vendors) a non-exclusive and fully-paid license to use the IS-41P Software (the "Software License") for as long as this Agreement (or any replacement agreement, extension or renewal thereof) is in full force and effect and in Customer's Network only; provided, however, that in the case of any such Authorized Third Party Vendor, such license shall be subject to terms and conditions to be agreed upon between the Vendor and such Authorized Third Party Vendor. The Software License includes the full present and future IS-41P feature set, triggers and messages, not limited to pre-paid, deployed within Nortel Networks' portfolio (MTX and MSC), e.g., multiple SMS functionality, as more fully described in Exhibit I hereto. If in the future any of such features, triggers or messages is no longer part of IS-41P, the Software License shall nevertheless continue to be in effect with respect to such feature, trigger or message. The Software License shall otherwise be governed by the provisions of Section 4 hereof, except that it shall not be limited by number of devices and/or subscribers. Customer shall pay for any enhancement or modification of the IS-41P Software which may be requested by Customer such amounts as may be mutually agreed.

       39.2 As used in this Section, "Authorized Third Party Vendors" means, without limitation, vendors of telecommunications equipment which do not design, develop or supply access network elements that enable cellular telephony service based on IS-41 or ANSI 41 protocols, such as cellular switches, BTSs and BSCs. A list of agreed upon Authorized Third Party Vendors is attached as Exhibit J hereto. Any Authorized Third Party Vendors which are not listed in Exhibit J hereto must be agreed between the Parties in accordance with the criteria contained in this definition. Nortel Networks shall have the right to withdraw its approval of any Authorized Third Party Vendor, whether or not included in Exhibit J hereto, if such Authorized Third Party Vendor is acquired by a vendor of telecommunications equipment which designs, develops or supplies access network elements that enable cellular telephony service based on IS-41 or ANSI 41 protocols, such as cellular switches, BTSs and BSCs; provided, however, that Nortel Networks' exercise of such right shall not affect any hardware or software which has already been purchased by Customer from any third party vendor or which has been integrated into the Network.

40.    Other Deliverables
       ------------------

       40.1 Nortel Networks shall perform the activities described in Exhibit G hereto at no cost to Customer.

41. Extended Services and Support Plan (ESSP)
    -----------------------------------------

       41.1 With respect to the Nortel Networks' Products purchased from Nortel Networks by Customer and whose warranty has expired or terminated, regardless of whether purchased under this Agreement or another agreement with Nortel Networks or an Affiliate thereof, Nortel Networks shall provide technical assistance support services as further described in Exhibit F.

              [The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

OPERADORA UNEFON, S.A. DE C.V.



By:     /s/ Adrian Steckel

        -----------------------
Name:   Adrian Steckel

        -----------------------
Title:  Chief Operating Officer

        -----------------------


NORTEL NETWORKS LIMITED



By:     /s/ James Kinney

        -----------------------
Name:   James Kinney
Title:  Attorney-in-Fact

NORTEL NETWORKS DE MEXICO, S.A. DE C.V.


By:     /s/ Gerardo Bravo

        -----------------------
Name:   Gerardo Bravo

        -----------------------
Title: Attorney-in-Fact